Exhibit 99.1

Pier 1 Imports, Inc. Announces Retirement of 6.375% Convertible Notes

FORT WORTH, Texas--(BUSINESS WIRE)--July 30, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today announced that the Company has entered into separate privately negotiated purchases and exchange agreements under which it will retire $69.5 million in aggregate principal of the Company’s outstanding 6.375% Convertible Senior Notes due 2036 (“Existing Notes”). Under the exchange agreements for $64.5 million of Existing Notes, holders received $61 million in aggregate principal of new 9% Convertible Senior Notes due 2036 ("New Notes"). As part of the transaction, the Company also purchased $5.0 million of Existing Notes for cash. Following these transactions, approximately $16.6 million in principal amount of the Existing Notes remain outstanding.

The New Notes are convertible, at the option of the holder at any time on or prior to maturity or certain earlier events, into shares of the Company’s common stock at an initial conversion rate of 399.2016 common shares per $1,000 principal amount, representing a conversion price of $2.5050 per share. The conversion price represents a 20% premium to the 60 day volume weighted average price of shares of the Company’s common stock. Shares of the Company’s common stock, into which the New Notes are convertible, have been reserved for issuance by the Company and listed on the New York Stock Exchange. Holders of the New Notes will have the option to require the Company to purchase the notes on February 15, 2013 and subsequent dates, and in certain other circumstances, at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest. Interest on the New Notes will be payable semi-annually and will accrue at the rate of 9%.

Earlier this year, a foreign subsidiary of the Company purchased $79 million of the Company's Existing Notes due 2036. In total, the Company has retired $148.4 million of the Existing Notes since the start of the fiscal year, for a weighted average price of 63 cents on the dollar.

In conjunction with the issuance of the New Notes, the Company also entered into an amendment of its $325 million secured credit facility under which it reduced the total commitment from $325 million to $300 million. The amendment redefines, among other things: assets included in the borrowing base; applicable interest rate spreads; permitted uses, liens, indebtedness, and acquisitions; and restricted payments. Additionally, the amendment updates certain provisions to allow future flexibility to refinance or repurchase the balance of Existing Notes and New Notes, as well as repurchase the Company’s common stock. The amendment did not extend the stated maturity of the facility, which is May 31, 2012.

Alex Smith, the Company’s President and Chief Executive Officer said, “We are very pleased with what we have been able to accomplish with our convertible notes. Restructuring and reducing our convertible debt has allowed us to protect our liquidity position as we continue to work our way through this economic recession.

“We are entering the important fall and holiday selling seasons confident in our merchandise assortments and our stores. Now that we have addressed the convertible notes, we are able to focus our attention on the day-to-day execution of our business priorities.”

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Second Quarter Results

The Company’s second quarter of fiscal 2010 ends on August 29, 2009. Currently, the Company expects to issue a press release announcing second quarter results on September 17, 2009.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400